TODD SHIPYARDS CORPORATION
1801 16th Avenue Southwest
Seattle, Washington  98134
July 26, 1999
--------------------------------------------
NOTICE OF ANNUAL MEETING

The 1999 Annual Meeting of Stockholders (the "Meeting") of Todd Shipyards Corporation, a Delaware corporation ("Todd" or the "Company"), will be held on Friday, September 17, 1999, 4:00 p.m., local time, in The Vashon Room of The Westin at 1900 Fifth Avenue in Seattle, Washington, for the following purposes:

1. To elect seven directors to serve until the 2000 Annual Meeting of Stockholders and until their successors are duly elected and qualified;
2. To ratify the appointment of Ernst & Young LLP as independent public accountants; and
3. To transact such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors of the Company fixed the close of business on July 20, 1999 as the record date (the "Record Date") for the determination of stockholders entitled to notice of, and to vote at, the Meeting. Only holders of the Company's common stock, $.01 par value per share, at the close of business on the Record Date are entitled to notice of, and to vote at, the Meeting. A complete list of stockholders entitled to vote at the Meeting will be available for examination during normal business hours by a Company stockholder, for purposes related to the Meeting, for a period of ten days prior to the meeting, at the Company's corporate offices located at 1801 16th Avenue S.W., Seattle, Washington.

By order of the Board of Directors




Michael G. Marsh
Secretary




This Proxy Statement and the accompanying form of Proxy Card or Voting Instruction Card are being mailed beginning on or about the 3rd day of August, 1999 to stockholders entitled to vote. The 1999 Annual Report, which includes financial statements, was mailed on or about July 26, 1999. If you did not receive a copy of the Annual Report, kindly notify Todd Shipyards Corporation, 1801 - 16th Avenue Southwest, Seattle, WA 98134, telephone 206-623-1635 x106, and a copy will be sent to you.

TODD SHIPYARDS CORPORATION
1801 16th Avenue Southwest
Seattle, Washington 98134
-----------------------------
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
September 17, 1999

GENERAL INFORMATION
This proxy statement and the accompanying proxy card or voting instruction card (as the case may be) are being furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors (the "Board of Directors" or the "Board") of Todd Shipyards Corporation, a Delaware corporation ("Todd" or the "Company"), to be used at the 1999 Annual Meeting of Stockholders of the Company to be held on Friday, September 17, 1999 at 4:00 p.m. local time, in the Vashon Room of The Westin, 1900 Fifth Avenue, Seattle, Washington, and at any adjournment or postponement thereof (the "Meeting"). This proxy statement and the accompanying proxy card or voting instruction card are first being mailed to the holders of the Company's common stock, $.01 par value per share (the "Common Stock"), on or about August 3, 1999.

Stockholders of the Company represented at the meeting in person or by proxy will consider and vote upon (i) the election of seven directors to serve until the 2000 Annual Meeting of Stockholders of the Company and until their successors are duly elected and qualified, (ii) a proposal to ratify the appointment of Ernst & Young LLP as independent public accountants, and (iii) such other business as may properly come before the Meeting. The Company is not aware of any other business to be presented for consideration at the Meeting.

PROPOSAL NO. 1: ELECTION OF DIRECTORS
At the Meeting, stockholders will elect seven directors, each of whom will serve until the next annual meeting of stockholders or until his respective successor shall have been elected and qualified or until his earlier resignation or removal. The shares represented by proxy will be voted in favor of the election of the persons named below unless authorization to do so is withheld in the proxy. In the event that any of the nominees should be unavailable to serve as a Director, which is not presently anticipated, it is the intention of the persons named in the proxy card to select and cast their votes for the election of such other person or persons as the Board of Directors may designate.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
THE ELECTION OF THE NOMINEES IDENTIFIED BELOW.

Information Concerning the Nominees
The following sets forth the name of each Nominee for election to the Board of Directors, his age, his principal occupation for at least the past five years and the period during which he has served as a Director of the Company. All Nominees are currently Directors. Each Nominee was nominated by the Board of Directors for election as Director.

Brent D. Baird (Age 60) - director since 1992
Since January 1992 to the present, Mr. Baird has been a private investor. Mr. Baird was a general partner with Trubee, Collins & Co., a member firm of the New York Stock Exchange, from April 1970 to December 1983. From January 1984 through December 1991, Mr. Baird was a limited partner with Trubee, Collins & Co. Mr. Baird serves as a member of the board of directors of First Carolina Investors, Inc., Merchant's Group, Inc., Exolon-ESK, Inc., M&T Bank Corporation, Marine Transport Corporation, Allied Healthcare Products, Inc. and Ecology & Environment, Inc.

Steven A. Clifford (Age 56) - director since 1993
Since 1992, Mr. Clifford has served as Chairman and CEO of National Mobile Television, Inc. From 1979-1992 he served as President and CEO (1987-1992) of King Broadcasting Company, Inc. and as Vice President-Finance (1979-1987).
Mr. Clifford serves on the Board of Directors of U.S. Bank, and Harbor Properties, Inc.

Patrick W.E. Hodgson (Age 58) - director since 1992, Chairman since 1993
Mr. Hodgson has served as President of Cinnamon Investments, Ltd. (real estate and other investments) since 1981. From 1964 to 1989 he was also president of London Machinery Co. Ltd., a manufacturer of concrete and road machinery. Mr. Hodgson serves as a member of the Board of Directors of M&T Bank Corporation, Exolon-ESK, Inc., First Carolina Investors, Inc. and Scott's Restaurants, Inc.

Joseph D. Lehrer (Age 50) - director since 1992
Mr. Lehrer has been a stockholder and officer of Greensfelder, Hemker & Gale, P.C. and a partner of its previous partnership (law firm) since 1980, and presently serves as its President. He has specialized in a corporate finance and mergers and acquisition practice involving public and private corporations. Mr. Lehrer serves as a director of several privately-held corporations.

Philip N. Robinson (Age 62) - director since 1992
Since May 1992, Mr. Robinson has been Vice President of First Security Van Kasper (private brokerage). From 1981 to 1987 and from 1988 to May 1992 Mr. Robinson was a Senior Vice President with Seidler Amdec Securities. Mr. Robinson was a Vice-President with Froley Revy & Co. from 1987 to 1988.

John D. Weil (Age 58) - director since 1993
Since 1973, Mr. Weil has been the President of Clayton Management Co., a private investment management company. Mr. Weil is a member of the board of directors of Oglebay Norton Company, Pico Holdings, Inc., Allied Healthcare Products, Inc. and Baldwin & Lyons, Inc.

Stephen G. Welch (age 42) - Officer since 1994;  Director since 1998
Mr. Welch joined the Company in March 1994 as Vice President of the Company and Chief Operating Officer of TSI Management, Inc., a wholly owned subsidiary of the Company. Mr. Welch was elected Chief Executive Officer of Elettra Broadcasting, Inc., another wholly owned subsidiary of the Company in May 1995. Mr. Welch was appointed Acting Chief Financial Officer in March 1995 and served in that capacity until July 1995. Mr. Welch was again appointed Acting Chief Financial Officer and Treasurer and served in that capacity until his appointment to Chief Financial Officer and Treasurer in June 1997. In September 1997, Mr. Welch was elected to the positions of Chief Executive Officer and President of the Company, and Chairman and Chief Executive Officer of Todd Pacific Shipyards Corporation, the Company's wholly owned subsidiary ("Todd Pacific"). In September 1998, Mr. Welch was elected to Board of Directors of Todd Shipyards Corporation. Mr. Welch was also President of San Francisco Radio, Inc. (from 1992 to 1997) and was President of Portland Radio, Inc. (during 1992). Mr. Welch is on the Board of Directors of the Foundation for Health Care Quality.

MEETINGS AND COMMITTEES OF THE BOARD
The Board of Directors held four (4) meetings during the Company's 1999 fiscal year. Attendance at Board and committee meetings averaged 93 percent. Each of the Directors attended at least 80 percent of the meetings of the Board and the committees on which he served. The Board of Directors has established the following standing committees:

Executive                  Audit                     Compensation
Patrick W.E. Hodgson       Joseph D. Lehrer          John D. Weil
(Chairman)                 (Chairman)                (Chairman)
Brent D. Baird             Brent D. Baird            Steven A. Clifford
John D. Weil               Philip N. Robinson

Executive Committee. During intervals between meetings of the Board of Directors, the Executive Committee exercises all the powers of the Board (except those powers specifically reserved by Delaware law to the full Board of Directors) in the management and direction of the Company's business and conduct of the Company's affairs in all cases in which specific directions have not been given by the Board. The Executive Committee did not meet during the Company's 1999 fiscal year.

Audit Committee. The principal responsibilities of the Audit Committee are to recommend an accounting firm to conduct an annual audit of the Company's consolidated financial statements and to review with such firm the plan, scope and results of such audit, and the fees for the services performed. The Audit Committee is composed exclusively of directors who are not salaried employees of the Company and who are, in the opinion of the Board of Directors, free from any relationship which would interfere with the exercise of independent judgment as a Committee member. The Audit Committee held one (1) meeting during fiscal year 1999.

Compensation Committee. The principal responsibilities of the Compensation Committee are to establish and periodically review matters involving executive compensation; to recommend changes in employee benefit programs; and to provide counsel on key personnel selection, effective succession planning and development programs for all corporate officers. The Compensation Committee did not meet during fiscal year 1999.

Fees for Board and Committee Service
Directors who are compensated as full-time employees of the Company receive no additional compensation for service on the Board of Directors or its committees. Each Director who is not a full-time employee of the Company is paid $12,000 per annum. Directors also receive an attendance fee of $1,000 for each meeting and are reimbursed expenses for attendance at Board and committee meetings.

Compliance with Section 16(a) of the Exchange Act
Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires directors, certain officers and greater-than-10% shareholders ("Reporting Persons") of all publicly-held companies to file certain reports ("Section 16 Reports") with respect to beneficial ownership of such companies' equity securities.

Based solely on its review of the Section 16 Reports furnished to the Company by its Reporting Persons and, where applicable, any written representation by them that no Form 5 was required, all Section 16(a) filing requirements applicable to the Company's Reporting Persons during and with respect to fiscal year 1999 have been complied with on a timely basis.

EXECUTIVE OFFICERS
The following is a list of the Executive Officers of the Company:
  Patrick W.E. Hodgson    Chairman of the Board
  Stephen G. Welch        Chief Executive Officer and President
  Scott H. Wiscomb        Chief Financial Officer and Treasurer
  Michael G. Marsh        Secretary and General Counsel
  Roland H. Webb          Chief Operating Officer and President (Todd
Pacific Shipyards Corporation)

Biographical information with respect to executive officers who have been employed by the Company for less than five years is presented below except as to Stephen G. Welch, who is a Nominee; his biography appears above.

Scott H. Wiscomb (age 53) - Officer since 1997 een employed by the Company for less than five years is presented below except as to Stephen G. Welch, who is a Nominee; his biography appears above.

Scott H. Wiscomb (age 53) - Officer since 1997
Mr. Wiscomb has been in his current position as Chief Financial Officer of the Company and Todd Pacific since November 1997. Prior to joining Todd, he served as a consultant and then as Chief Financial Officer of Alaska Diesel Electric, Inc., a Seattle-based manufacturer of marine propulsion engines and generators. From 1991 to 1995, Mr. Wiscomb was Vice President, Finance and Administration of ARCO Coal Australia, Inc., a Brisbane, Australia-based coal mining and marketing division of Atlantic Richfield Company.

Roland H. Webb (age 48) - Officer since 1994
Mr. Webb has been in his current position as President and Chief Operating Officer of Todd Pacific since March 1995. Mr. Webb joined Todd Pacific in August 1993, first as a consultant and then was elected to the position of Vice President and General Manager of Todd Pacific. Mr. Webb is a marine engineer and has been involved in commercial shipyard operations management since 1979. Prior to his arrival at Todd Pacific, he was the Project Director for Integrated Ferry Constructors of a major contract in British Columbia, Canada to construct the largest passenger car ferries in Canada.

EXECUTIVE COMPENSATION
CASH COMPENSATION
The following table sets forth all compensation awarded to, earned by, or paid to the Company's Chief Executive Officer and each of the Company's four most highly compensated executive officers whose compensation exceeded $100,000:

                                Annual           Long Term     All Other
	                            Compensation        Compensation Compensation
                        --------------------------------------------------
NAME AND			                                      Stock Option
PRINCIPAL POSITION	     Year	   Salary	   Bonus	 Awards(Shares)  Other
--------------------------------------------------------------------------
Patrick W.E. Hodgson	   1999  $100,000  $     -	             -  $	   450
Chairman of the         1998   127,716        -              -       787
  Board of Directors    1997   150,000        -              -       900
  Todd Shipyards

Michael G. Marsh        1999   127,272        -              -       132
Secretary and General   1998   110,956   30,000         10,000       110
  Counsel	              1997   103,231        -              -       103
  Todd Shipyards and
  Todd Pacific

Roland H. Webb          1999   147,550        -              -       301
President               1998   137,342   14,000         15,000       169
  Todd Pacific          1997   133,480        -              -       164

Stephen G. Welch        1999   238,366        -              -       372
Chief Executive Officer 1998   180,005   65,070              -       216
  Todd Shipyards and    1997   124,250        -              -        88
  Todd Pacific

Scott H. Wiscomb        1999(1)120,000	       -	             -       403
Chief Financial         1998(2) 39,298    4,440         30,000        67
  Officer and Treasurer
  Todd Shipyards and
  Todd Pacific

Mr. Wiscomb was granted 10,000 Stock Option Awards (Shares) subsequent to the Company's 1999 fiscal year end.

Mr. Wiscomb joined the Company on November 17, 1997 at an annual salary of $120,000.

OPTION GRANTS IN LAST FISCAL YEAR
Individual Grants

No Stock Option Awards were granted to individuals during the 1999 fiscal year. However, Mr. Wiscomb, Chief Financial Officer, was granted 10,000 Stock Option Awards (Shares) subsequent to the Company's 1999 fiscal year end.

The following table sets forth certain information regarding options exercised by the named executives during the fiscal year ended March 28, 1999, the total gain realized upon exercise, the number of stock options held at the end of the year, and the realizable gain of the stock options that are "in-the-money." In-the-money stock options are stock options with exercise prices that are below the year-end stock price because the stock value increased from the grant value.

                                        Total Number of   Value of Unexercised
                Shares      Value       Unexercised           In-The-Money
             Acquired on  Realized on   Options at Fiscal   Options at Fiscal
               Exercise   Exercise (1)  year-end (#) (1)    year-end($)(1)(2)
------------------------------------------------------------------------------
				                                    Exercisable/        Exercisable/
		                                      Unexercisable       Unexercisable
------------------------------------------------------------------------------
P. Hodgson        0           0            120,000              $50,000
                                                 0                    0
M. Marsh          0           0             30,000                4,375
                                             5,000                1,875
R. Webb           0           0             50,000               14,375
                                            10,000                3,750
S. Welch          0           0             95,000               18,750
                                                 0                    0
S. Wiscomb (3)    0           0             10,000                1,870
                                            20,000                3,740

(1) The Company has no granted or outstanding Stock Appreciation Rights.

(2) The Value of Unexercised In-the-Money Options is based upon the closing price of the Company's Common Stock on the New York Stock Exchange on March 28, 1999 of $4.75 per share.

(3) Does not include 10,000 unexercisable shares granted subsequent to the Company's 1999 fiscal year end.

The Company did not have any Restricted Stock Awards or Long-Term Incentive Payouts either granted or outstanding in fiscal year 1999. As a result of the foregoing, the Company has not included such information in the above presented tables since disclosure is not applicable.

TODD SHIPYARDS CORPORATION RETIREMENT SYSTEM
The Todd Shipyards Corporation Retirement System as amended as of July 1, 1991 (the "Retirement Plan") is a pension plan originally established by the Company on August 1, 1940 to provide lifetime retirement benefits to eligible employees. The Retirement Plan is a qualified defined benefit plan under the Employee Retirement Income Security Act and covers substantially all employees of the Company who have completed six months of continuous service (as defined). The Retirement Plan is administered by a committee (the "Retirement Board") of not less than three persons appointed by the Board of Directors. On June 30, 1993 the Board of Directors approved an amendment to the Retirement Plan to freeze membership in the Retirement Plan, declining membership to any persons hired after July 1, 1993. Accordingly, Messrs. Hodgson, Welch, Webb and Wiscomb do not participate in the Retirement System.

A participant is generally eligible for a benefit under the Retirement Plan on his or her normal retirement date, which is age 65. The annual normal retirement allowance payable upon retirement is equal to 1 3/4% of the participant's average final compensation (as defined) multiplied by his years of credited service (as defined), reduced by the lesser of (i) 1/2% of the employee's covered compensation (as defined) for each year of credited service not in excess of 35 years or (ii) 50% of the benefit that would be provided if the benefit were limited to the employer-provided portion based on the employee's covered compensation and had been determined without regard to the reduction.

Payment of benefits under the Retirement Plan are normally paid in an annuity form beginning at age 65, with reductions for commencement of benefits prior to age 65. Participants demonstrating good health can elect a lump sum form of payment.

PENSION PLAN TABLE
                                            Years of Service
                                 ---------------------------------------
Average Final Compensation          15      20      25     30      35
                                 ---------------------------------------
$100,000                         $23,780 $31,706 $39,633 $47,559 $55,486
 150,000                          36,905  49,206  61,508  73,809  86,111
 200,000                          50,030  66,706  83,383 100,059 116,736

Compensation covered by the Retirement Plan includes salary and any cash bonuses as indicated in the Cash Compensation Table above. The preceding Pension Plan Table indicates the annual pension benefits payable as a straight life annuity upon retirement for individuals with specified compensation levels and years of service. The benefits reflect an estimated deduction for the offset described above. The estimated credited years of service for Mr. Marsh is 37 years at age 65.

TODD SHIPYARDS CORPORATION SAVINGS INVESTMENT PLAN
The Todd Shipyards Corporation Savings Investment Plan as amended and restated as of April 1, 1989 (the "Savings Plan") is a profit sharing plan originally established on July 1, 1984 to provide retirement benefits to participating employees. The Savings Plan is intended to comply with Section 401(k) of the Internal Revenue Code of 1986, as amended, and the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder.

The Savings Plan covers all full-time employees of the Company with at least six months of service. Under the Savings Plan, a participant may elect to make before-tax contributions by reducing eligible compensation (as defined) to an amount equal to a percentage of such compensation from 1% up to and including 16%. Prior to March 31, 1989, participants were permitted to make after-tax contributions to the Savings Plan; however, no such contributions have been permitted since such date although such accounts continue to be credited with investment earnings and losses. Each participant may direct the committee which administers the Savings Plan to invest his or her before-tax contributions among the available investment subfunds which include, at present, a range of domestic and foreign equity and bond funds.

Employer contributions, if any, to the Savings Plan are made in amount equal to a specified percentage of the first 6% of each participant's pre-tax contributions as determined by the Board, in its sole discretion, for each calendar quarter depending on the profits and performance of the Company. The Company made no matching contributions to the Savings Plan during fiscal year 1999.

Each participant has a 100% vested, nonforfeitable right to all before-tax contributions. Each participant has a vested, nonforfeitable right to any employer matching contributions made to his or her account based on a vesting schedule which provides for 20% of the account to become vested for each of the participant's first five years of service.

For employees hired on or after March 31, 1989, benefits under the Savings Plan are payable only in the form of a lump sum payment payable upon request at any time after termination of employment. Employees hired before March 31, 1989 will be paid in the form of annuities unless they elect a lump sum form of payment.

Employment Arrangements
Stephen G. Welch Employment Agreement. In September 1997, the Company entered into a three-year employment agreement with Stephen G. Welch upon his election as Chief Executive Officer and President of the Company (the "Welch Agreement"). Mr. Welch was also elected to the serve as Chairman and Chief Executive Officer of Todd Pacific. The Welch Agreement provides for an annual salary of $225,000 which may be increased from time to time at the discretion of the Board of Directors. The Welch Agreement further provides for a bonus structure of no less than 25% and no more than 100% of base salary in the event certain goals established by the Board of Directors are met. Mr. Welch also participates in the employee benefits programs generally available to the full-time salaried employees of the Company.

ADDITIONAL INFORMATION WITH RESPECT TO COMPENSATION INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS
None of the members of the Company's Compensation Committee (i) were, during the fiscal year, an officer or employee of the Company; (ii) were formerly an officer or employee of the Company; or, (iii) had any relationship requiring disclosure by the Company as Certain Relationships and Related Transactions.

None of the executive officers of the Company served as a member of a compensation committee of any entity whose executive officers or directors served on the Compensation Committee of the Company.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
The Compensation Committee (the "Committee") of the Board of Directors establishes the general compensation policies of the Company, administers the Company's Incentive Stock Compensation Plan and establishes the cash compensation of executive officers. The Committee is currently composed of two independent, non-employee directors who have no interlocking relationships as defined by the SEC.

During fiscal year 1998, the Committee performed a full review of the compensation plans of the Chairman, Chief Executive Officer and other executive officers of the Company. The Chairman's base compensation was reduced at his request to reflect the assumption of certain responsibilities by the new Chief Executive Officer. New compensation plans were approved for the Chief Executive Officer and other executive officers of the Company as a result of the compensation review performed. Where possible, direct comparisons were made to companies in the same or similar industries in order to establish compensation practices consistent with the marine industry as a whole. Nationally and regionally recognized surveys and sources were utilized to evaluate the cash and incentive compensation practices of the Company. The Committee believes that the exercise undertaken resulted in accurate data from which to establish proper market placement of the Company's executive officers. Results of the Committee actions were reviewed by an outside independent consultant whose opinions and conclusions supported the actions taken.

The Committee believes that executive officer compensation, including that of the Chief Executive Officer should be heavily influenced by Company performance and achievement of goals. Annually, the Committee establishes each executive officer's cash and incentive compensation based on the Board of Directors' evaluation of the Chief Executive Officer, and the evaluation by the Board of Directors and Chief Executive Officer of the other executive officers, including in such evaluation their past performance and relative impact on the success of the Company and the achievement of its goals.

The Committee has developed a compensation strategy for the Company's executive officers which provides incentives for (i) short and long-term strategic management, (ii) enhancement of stockholder value, (iii) improving the Company's annual and long-term performance, (iv) individual performance, and (v) other criteria designed to further align the interests of the Company's officers with those of its stockholders. The Committee and the Board of Directors believe that management's ownership of an equity interest in the Company is an incentive in building shareholder value and aligning the long term interests of management and shareholders. The Board of Directors did not grant any new stock options during fiscal year 1999. A grant of 10,000 stock options was granted to Mr. Wiscomb after the close of fiscal year 1999.




Steven A. Clifford
John D. Weil

PERFORMANCE GRAPH
The following graph compares the Company's Common Stock performance (Company-Index) to that of the Dow Jones Industrial Average (DOW-Index) and the Dow Jones Transportation Equipment Average (DJTE-Index). The Dow Jones Industrial Average and the Dow Jones Transportation Equipment Average assume the reinvestment of dividends. No such assumption was used in computing the Company Index as the Company has not paid any dividends for the last five years and therefore the values presented represent only the stock prices.

(Graph deleted in version of Proxy filed with EDGAR.)

The following table outlines the points used in the performance graph. Company = Todd Shipyards Corporation; DJTE = Dow Jones Industrial Average-Transportation Equipment; DOW = Dow Jones Industrial Average.



Dates          Company Index        DJTE Index          DOW Index
--------------------------------------------------------------------
April 3, 1994     100.00             100.00              100.00
April 2, 1995     130.56              89.55              114.87
March 31, 1996    163.89              95.04              152.25
March 30, 1997    125.00             114.08              185.70
March 29, 1998    127.78             202.79              268.16
March 28, 1999    105.56             155.51              318.49

The information presented in the performance graph indicates that $100 invested in the Company's Common Stock on April 3, 1994 would be worth $105.56 on March 28, 1999 which represents a compounded rate of return of approximately 1.1% The same amount hypothetically invested in the Dow Jones Transportation Equipment and Dow Jones Industrial Averages would be worth $155.51 or $318.49, respectively, which represent a compounded rate of return of approximately 9.2% and 26.1%, respectively.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF THE INDEPENDENT PUBLIC ACCOUNTANTS
------------------------------------------------------------------------------
The Board of Directors, after consideration of the recommendation of the Audit Committee, appointed Ernst & Young LLP to serve as independent public accountants for the fiscal year ending April 2, 2000 and at the Meeting, the Board will recommend that stockholders ratify such appointment. Representatives of Ernst & Young LLP are expected to be present at the Meeting with the opportunity to make a statement if they so desire and be available at that time to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR 2000

PRINCIPAL STOCKHOLDERS
The following table sets forth information with respect to shares of the Common Stock which are held by (i) persons known to the Company to be the beneficial owners of more than 5% of said stock, (ii) each current Director,
(iii) each Nominee, (iv) all current executive officers and Directors as a group, and (v) all Nominees as a group. For purposes of this proxy statement, beneficial ownership of securities is defined in accordance with the rules of the SEC and more generally as the power to vote or dispose of securities regardless of any economic interest therein. Unless otherwise indicated, the stockholders have sole voting and investment power with respect to the shares indicated. All information set forth on the following table is as of March 28, 1999, except as otherwise noted, and is taken from or based upon ownership filings made by such persons with the SEC or upon information provided by such persons to the Company.

Name of                       Amount and Nature of            Percent of
Beneficial Owner              Beneficial Ownership (1)        Class (2)
------------------------------------------------------------------------------
Brent D. Baird                    1,638,900(3)                 15.67%
  1350 One M&T Plaza
  Buffalo, NY  14203
Steven A. Clifford                    8,000                      ---
Patrick W.E. Hodgson                165,000(4)                  1.63%
Joseph D. Lehrer                      2,000                      ---
Philip N. Robinson                  115,500(5)                  1.17%
John D. Weil                      1,020,600(6)	                10.30%
  200 North Broadway, Ste. 825
  St. Louis, MO  63102-2573
Stephen G. Welch                      8,124                      ---
Peter Cundill & Associates          676,100                     6.82%
  c/o John P. Walsh, Esq.
  101 South Hanley Road, Suite 1600
  St. Louis, MO  63105
All Current Directors, Nominees,  3,261,489(7)                 29.60%
  and Executive Officers as a Group(10 persons)
All Nominees as a Group(7 persons)2,935,302(8)                 28.35%

(1)	All beneficial ownership is sole and direct unless otherwise noted.
(2)	No percent of class is given for holdings less than one percent of the outstanding Common Stock.
(3)	Brent Baird owns directly 50,000 shares; Mr. Baird also holds indirectly
40,000 shares in a personal holding company, 15,000 shares in a retirement fund, 5,000 shares as trustee for Jane D. Baird, and 20,000 held by his spouse. The figure in the table also includes shares held by persons and organizations who may be deemed to be Mr. Baird's associates, as defined in
Rule 14a-1(a) under the Securities Exchange Act of 1934, as amended. Mr. Baird may be deemed to have shared voting power and/or dispositive power over such shares. However, Mr. Baird disclaims shared voting power, shared dispositive power and/or beneficial ownership of all such shares.
(4)	Includes 45,000 shares directly beneficially owned by Cinnamon
Investments Limited and options for 120,000 shares granted to Mr. Hodgson and currently exercisable. Mr. Hodgson owns 100% of Cinnamon Investments Limited and has sole voting and investment control over such shares.
(5)	Philip N. Robinson owns directly 8,500 shares. The figure in the table includes shares held by persons and organizations who may be deemed to be Mr. Robinson's associates, as defined in Rule 14a-1(a) under the Securities
Exchange Act of 1934, as amended. Individual members and organizations in the Robinson Family beneficially own shares of stock as follows: Robinson Investment, a general partnership of Mr. Robinson's four children, directly beneficially owns 95,000 shares; Mr. Robinson's son Todd Robinson directly beneficially owns 12,000 shares. Mr. Robinson may be deemed to share voting and investment power over all such shares, and therefore may be deemed to have beneficial ownership of an aggregate of 107,000 shares; Mr. Robinson disclaims beneficial ownership of all such shares.
(6)	John D. Weil may be deemed to have sole voting and dispositive power with respect to 988,600 shares which include 976,600 shares held by a family partnership of which Clayton Management Co. is the general partner. Mr. Weil is the President and sole shareholder of Clayton Management Co. The remaining 32,000 shares represent shares held by persons and organizations who may be deemed to be Mr. Weil's associates, as defined in Rule 14a-1(a) under the Securities Exchange Act of 1934, as amended, and Mr. Weil may be deemed to have indirect shared beneficial ownership with respect to such shares.
(7)	Includes an aggregate of 305,000 shares subject to options exercisable at June 25, 1999 (or becoming exercisable within 60 days thereafter) and an aggregate of 15,491 shares held through the Savings Plan. Does not include 172,000 shares of Common Stock held by the Retirement System, of which Mr. Hodgson is a co-trustee. All four co-trustees participate equally in voting securities, including the Common Stock, held by the Retirement System. Mr. Hodgson disclaims beneficial ownership of the 172,000 shares held by the Retirement System.
(8)	Includes an aggregate of 215,000 shares subject to options exercisable at June 25, 1999 (or becoming exercisable within 60 days thereafter) and an aggregate of 8,210 shares held through the Savings Plan.

CERTAIN RELATIONSHIPS AND TRANSACTIONS
The Company has retained the law firm of Greensfelder, Hemker & Gale, P.C., of which Mr. Lehrer is a stockholder and officer, relating to various corporate issues.

Messrs. Hodgson and Baird are members of the Board of Directors of M&T Bank Corporation whose wholly owned subsidiary, M&T Bank, serves as the Company's principal depository. The Company pays to M&T Bank usual and customary fees for its banking services.

Mr. Robinson is Vice President of Van Kasper & Company (private brokerage) who has served as broker in certain purchases by the Company of its Common Shares on the open market. For its services, Van Kasper & Company received the usual and customary commissions for like or similar transactions.

VOTING AND SOLICITATION OF PROXIES
Only holders of record of the Common Stock at the close of business on July 20, 1999 (the "Record Date") will be entitled to notice of and to vote at the Meeting. As of the date of filing this proxy statement, there were 9,882,680 outstanding shares of Common Stock.

Each stockholder is entitled to one vote for each share held of record on that date on all matters which may come before the Meeting. The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock entitled to vote at the Meeting is necessary to constitute a quorum for the conduct of business at the Meeting. At the Meeting, Directors of the Company will be elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote on the election of Directors. Thus, the candidates, up to the number of Directors to be elected, receiving the highest number of votes will be elected. The election of the nominees for Director and the ratification of the appointment of independent public accountants will require the affirmative vote of the holders of a majority of the Common Stock present at the meeting in person or represented by proxy and entitled to vote thereon.

Any proxy given pursuant to this solicitation is revocable by the communication of such revocation in writing to the Secretary of the Company at any time prior to the exercise thereof, and any person executing a proxy who attends the Meeting may vote in person by ballot instead of by proxy, thereby revoking any previously executed proxy. All shares represented by properly executed proxies will, unless such proxies have been previously revoked, be voted at the Meeting in accordance with the directions on the proxies. If no direction is indicated, the shares will be voted in favor of the nominees for the Board of Directors listed in this proxy statement (Proposal No. 1), and in favor of the ratification of the appointment of Ernst & Young LLP as independent public accountants (Proposal No. 2). The persons named in the proxies will have discretionary authority to vote all proxies with respect to additional matters that are properly presented for action at the Meeting.

The Company will bear the entire cost of preparing, assembling, printing and mailing this proxy statement and the enclosed form of proxy or voting instruction form (as the case may be), and of soliciting proxies. The Company will request banks and brokers to solicit their customers who beneficially own shares listed of record in names of nominees, and will reimburse those banks and brokers for their reasonable out-of-pocket expenses in connection with such solicitation. The initial solicitation of proxies by mail may be supplemented by telephone, telegram and in-person solicitation by Directors, nominees for Director, officers and other regular employees of the Company, but no additional compensation will be paid to such individuals.

The Company has retained W.F. Doring and Company to solicit proxies from individuals, brokers, bank nominees and other institutional holders. W.F. Doring and Company will be paid fees of approximately $2,000, and will be reimbursed for their reasonable expenses in connection with this solicitation.

Except as described in this proxy statement, to the best of the Company's knowledge, no person who has been a Director or executive officer of the Company since the beginning of its last fiscal year, no Nominee, nor any associate of the foregoing, has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon, other than elections to office.

Individuals, brokers, banks and other institutional holders should direct questions concerning this solicitation or the procedure to be followed to execute and deliver a proxy to W.F. Doring and Company at (201) 420-6262.

STOCKHOLDER NOMINATIONS
Nominations of persons for election to the Board of Directors of the Company may be made at a meeting of stockholders by any stockholder of the Company entitled to vote for the election of directors at such meeting who complies with the following procedures. Such nominations made by a stockholder shall be made pursuant to a written notice received by the Secretary of the Company not less than 90 days prior to such meeting. Such stockholder's notice to the Secretary must set forth (a) the name, age and address, as they appear on the Company's books, of the stockholder who intends to make the nomination, (b) the name, age, occupation, business and residence addresses, if known, and the principal occupation of each person whom the stockholder intends to nominate,
(c) a representation that the stockholder is a holder of record of the Company's stock entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (d) a description of all arrangements and understandings between the stockholder and each person the stockholder intends to nominate and each other person or persons if any (naming such person or persons and stating the beneficial ownership of securities of the Company or each such person), (e) such additional information with respect to each nominee proposed by the stockholder as would have been required to be included in a proxy statement pursuant to the then effective proxy rules of the SEC had each such proposed nominee been nominated by the Board of Directors of the Company, and
(f) a consent to be nominated and to serve as a director, if elected, signed by each such proposed nominee.

STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING
Stockholders desiring to exercise their rights under the SEC's proxy rules to submit proposals for consideration by the stockholders at the 2000 Annual Meeting are advised that their proposals must be received by the Company no later than March 27, 2000 in order to be eligible for inclusion in the Company's proxy statement and form of proxy relating to that meeting.

ANNUAL REPORT TO STOCKHOLDERS
The 1999 Annual Report of the Company, which includes financial statements for the fiscal periods ended March 28, 1999 was mailed to the stockholders on or about July 26, 1999. The Annual Report is not to be considered part of the soliciting material.

OTHER MATTERS
The Board of Directors is not aware of any business to be presented at the Meeting except the matters set forth in the Notice of Annual Meeting and described in this proxy statement. If any other matters properly come before the Meeting, the persons designated as agents in the enclosed form of proxy will vote on such matters in accordance with their best judgment.

COPIES OF THE COMPANY'S REPORT ON FORM 10-K TO THE SEC CAN BE OBTAINED WITHOUT CHARGE BY STOCKHOLDERS (INCLUDING BENEFICIAL OWNERS OF THE COMPANY'S COMMON STOCK).

SHAREHOLDER RELATIONS DEPARTMENT
TODD SHIPYARDS CORPORATION
1801-16TH AVENUE SW
SEATTLE, WASHINGTON 98134


Michael G. Marsh
Secretary and General Counsel
July 26, 1999